Amendment to Subadvisory Agreement

for AST WELLINGTON MANAGEMENT HEDGED EQUITY PORTFOLIO

AST Investment Services, Inc. and PGIM Investments LLC and Wellington Management Company LLP (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of April 1, 2011, by and among AST Investment Services, Inc., PGIM Investments LLC, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST Wellington Management Hedged Equity Portfolio as follows;

1.	Exhibit A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Wellington Management Company LLP have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

WELLINGTON MANAGEMENT COMPANY LLP

By: /s/ Steven Mason

Name: Steven Mason

Title: Senior Managing Director

Effective Date as Revised: December 1, 2017

SCHEDULE A

Advanced Series Trust

AST Wellington Management Hedged Equity Portfolio

As compensation for services provided by Wellington Management Company LLP (“Wellington”), AST Investment Services, Inc. and PGIM Investments LLC, as applicable, will pay Wellington an advisory fee on the net assets managed by Wellington that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee*
AST Wellington Management Hedged Equity Growth Portfolio

0.375% of average daily net assets to $500 million;

0.35% of average daily net assets over $500 million to $1 billion;

0.325% of average daily net assets over $1 billion to $2 billion;

0.30% of average daily net assets over $2 billion

* In the event Wellington invests Portfolio assets in other pooled investment vehicles it manages or subadvises, Wellington will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to Wellington with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: December 1, 2017